Exhibit 21.1

Subsidiaries

Entity Name	Place of Organization

GL AI Ltd.	Israel
GLOBAL AI RO Ltd.	Romania
Global AI Services (US) Inc.	Nevada
Global AI IT (US) Inc.	Nevada